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For Immediate Release


QuantRx(R) Biomedical Acquires Majority Interest In FluoroPharma

DOYLESTOWN, PA - April 19, 2007 - QuantRx(R) Biomedical Corporation (OTCBB:
QTXB), an emerging leader in the development and commercialization of medical diagnostic platforms and products, today announced that it has increased its holdings in FluoroPharma, Inc., a Boston-based molecular imaging company, to a controlling interest.

"QuantRx is pleased to take this next step in building our position in FluoroPharma, which is addressing the clear need for improved diagnostic tools related to clinical cardiology," Walter Witoshkin, QuantRx Biomedical chairman and chief executive officer, said, adding that, "according to the American Heart Association, more than 7 million patients in the U.S. alone have symptomatic coronary artery disease, which accounts for about one-third of U.S. deaths."

"Because the FluoroPharma CardioPET molecular imaging agent aids in the diagnosis of patients who cannot undergo the exertion of a standard treadmill stress test, it brings this analytic process to a greater number of patients and has the potential to pare healthcare costs. This is just the first indication in a large and broad market that we address through FluoroPharma. We at QuantRx believe that the work of FluoroPharma, under the leadership of Dr. David Elmaleh, its chairman, is important clinical science. The FluoroPharma molecular imaging agents for positron emission tomography (PET) and fluorescence imaging will fulfill critical unmet medical needs, giving clinicians important tools for the detection and assessment of pathology before clinical manifestations of disease," Mr. Witoshkin said.

In addition to CardioPET, which allows coronary artery disease to be assessed while patients are at rest, FluoroPharma is developing BFPET and VasoPET. The three agents facilitate efficient detection and assessment of acute and chronic forms of coronary artery disease with additional application in the broader cardiovascular, oncology and neurology arenas.

CardioPET, currently in Phase I clinical trials, also has application in emergency room evaluation of chest pain, detection of damaged myocardium and identification of patients who may benefit from angioplasty. BFPET is a sensitive marker of cardiac ischemia, a condition in which blood flow to the heart muscle, and thus oxygen, is restricted; it has proven ability to detect ischemia in experimental models. VasoPET is the only PET agent to selectively target inflamed or vulnerable atherosclerotic plaque without the need of a standard stress test. With VasoPET, physicians identify dangerous or "vulnerable"


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coronary artery plaque in patients with coronary artery disease. Phase I clinical trials for BFPET and VasoPET are expected to commence in 2007.

Dr. Elmaleh, the scientific founder and chairman of FluoroPharma, also is an associate professor at Harvard Medical School and Director of Contrast Media Chemistry at the Massachusetts General Hospital. He created several important imaging agents that are in human use and he was the scientific founder of Molecular Insight Pharmaceuticals.

About QuantRx Biomedical

QuantRx Biomedical Corporation is an emerging leader in the development of products for advanced diagnosis of serious disease and health conditions. With synergistic expertise in the discovery of diagnostic platforms and the commercialization of products for use by either medical professionals or consumers, QuantRx is focused on providing more accurate, reliable and faster diagnoses that result in improved patient care.

The QuantRx strategy is one of sustained growth and targets significant market opportunities estimated to be in excess of $4 billion worldwide. The Company's technology portfolio, leveraging 15 patents and licenses, includes RapidSense(R) point-of-care testing products, based on QuantRx core intellectual property related to lateral flow techniques that rapidly provide, medical information directly to the healthcare provider or patient. QuantRx' majority owned affiliate FluoroPharma is developing important molecular imaging agents for positron emission tomography - PET - and fluorescence imaging, addressing significant unmet medical needs by providing clinicians with important tools for early discovery and assessment of disease. Initial application is in the treatment of cardiovascular disease with additional use in tumor detection and blood flow analysis. Other QuantRx technology platforms are genome-based diagnostics chips for medical professionals and institutions and pad technology for diagnosis and treatment of women's health concerns and other medical needs.

QuantRx has corporate offices in Doylestown, Pennsylvania, and its research and development center in Portland, Oregon. The Company holds a majority position in FluoroPharma, Inc., a Boston-based molecular imaging company, and a significant position in Genomics USA, Inc., a Chicago-based developer of microarray technology for DNA testing.


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This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock or other securities.

This release may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements reflect, among other things, management's current expectations, management's current plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict including general economic conditions, QuantRx' need for additional funds, the company's dependence on a limited number of imaging compounds, the early state of the products the company is


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developing, uncertainties relating to the commencement of clinical trials and regulatory reviews, competition and dependence on collaborative partners, the company's ability to avoid infringement of the patent rights of others, and the company's ability to obtain adequate patent protection and to enforce these rights. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. QuantRx does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

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Investor Relations Contact
for QuantRx Biomedical:
Nancy H. Tully
Darrow Associates, Inc.
t. 631-692-0375
c. 631-745-2584 E-mail: ntully@DarrowIR.com